Exhibit 10.4

MANAGEMENT SERVICES AGREEMENT

BY AND BETWEEN

REMORA PETROLEUM, L.P.,

REMORA ROYALTIES, INC.,

AND

REMORA HOLDINGS, LLC

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among REMORA PETROLEUM, L.P., a Texas limited partnership (“Remora”), REMORA ROYALTIES, INC., a Delaware corporation (“RRI”), and REMORA HOLDINGS, LLC, a Delaware limited liability company (“Remora Holdings”).

WHEREAS, RRI is an owner, directly or indirectly, of the Business (as defined herein);

WHEREAS, the RRI Group (as defined herein) requires certain services to operate the Business; and

WHEREAS, the RRI Group desires to engage Remora to provide or cause to provide such services, and Remora desires to be engaged to provide or cause to be provided such services described herein relating to the management of the Business.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (each, a “Party”, and together, the “Parties”) agree as follows:

ARTICLE I.

DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition” means any acquisition or divestiture or series of acquisitions or divestitures by the RRI Group of (i) the interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise) or (ii) any mineral, royalty and overriding royalty interests in oil and natural gas properties, in each case acquired after the date of this Agreement.

“Acquisition Information” means any and all information provided by or on behalf of Remora to the RRI Group in the performance of the Services relating to potential Acquisitions.

“Acquisition Services” means those Services in respect of potential and consummated Acquisitions.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing and to the contrary, for purposes of this Agreement, (a) Remora will not be deemed to be an Affiliate of the RRI Group hereunder, and vice versa and (b) no member of Remora Holdings will be deemed to be an Affiliate of Remora Holdings, and vice versa.

“Agreement” has the meaning given such term in the above recitals.

“Annual Budget” means the budget for RRI and Remora Holdings approved annually by the Board with respect to the Services.

“Applicable Taxes” means any and all taxes arising from the Services, the assets of the RRI Group or otherwise in connection with the activities described in this Agreement, including (a) property, ad valorem, and other similar taxes, (b) sales, use, severance, production, sales and use, excise, unclaimed property, and other similar taxes, and (c) property transfer or gain, goods and services, registration, capital, documentary, stamp or transfer taxes, recording fees, and other similar taxes, including, in each case, any interest, penalties, additions to tax thereon; provided, that, for the avoidance of doubt, “Applicable Taxes” shall not include any Income Taxes.

“Audit Right” has the meaning given such term in Section 8.1.

“Board” means the Board of Directors of RRI.

“Business” means the business of the RRI Group, which business shall include acquiring, managing, leasing, selling and otherwise dealing with producing and non-producing mineral, royalty and overriding royalty interests in oil and natural gas properties.

“Claim” has the meaning given such term in Section 5.1.

“Class A Common Stock” means the Class A common stock of RRI, par value $0.01.

“Closing Date” means the date of the closing of the initial public offering of Class A Common Stock by RRI.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time.

“Confidential Information” means all information in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to any member of the RRI Group or Persons with whom any such member does business and shall include any information (a) furnished to Remora or its representatives by or on behalf of any member of the RRI Group or (b) prepared by or at the direction of any member of the RRI Group (in each case irrespective of the form of communication and whether such information is furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Remora or its respective representatives containing or based in whole or in part on any such furnished information.

“CP Index” has the meaning given such term in Section 4.1(a).

“Default Rate” means an interest rate (which shall in no event be higher than the rate permitted by applicable Law) equal to the prime interest rate of the principal lender of the RRI Group.

“Governmental Approvals” mean any material consent, authorization, certificate, permit, right-of-way grant or approval of any Governmental Authority that is necessary for the operation of the Business and ownership of the Properties in accordance with applicable Laws.

“Governmental Authority” means the United States, any foreign country, state, county, city or other incorporated or unincorporated political subdivision, agency or instrumentality thereof.

“Income Taxes” means any tax imposed on or with respect to net income or gross income, or any franchise or similar tax, including, in each case, any interest, penalties, and additions to tax thereon.

“Indemnified Party” has the meaning given such term in Section 5.2.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Liabilities” has the meaning given such term in Section 5.1.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Remora Holdings, as in effect and amended from time to time.

“Party” or “Parties” has the meaning given such terms in the above recitals.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity (but shall not include any Governmental Authority).

“Proceedings” means all proceedings, actions, claims, suits and notices of investigations by or before any arbitrator or Governmental Authority.

“Properties” means the oil and natural gas assets now owned or hereafter acquired by the RRI Group, including mineral interests, royalty interests and overriding royalty interests, including the RRI Assets.

“Remora Indemnified Party” has the meaning given such term in Section 5.2.

“Remora” has the meaning given such term in the above preamble.

“Remora Holdings” has the meaning given such term in the above preamble.

“RRI” has the meaning given such term in the above preamble.

“RRI Assets” means the oil and natural gas mineral, royalty and overriding royalty interests, owned or leased by any member of the RRI Group as of the Closing Date.

“RRI Group” means RRI and Remora Holdings and any Subsidiaries thereof.

“RRI Indemnified Party” has the meaning given such term in Section 5.1.

“Services” has the meaning given such term in Section 2.2.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Term” means the period commencing with the Closing Date and ending on the date of termination of this Agreement pursuant to Section 7.1.

“Third Party” means a Person other than a member of the RRI Group, Remora or their respective Affiliates.

“Work Product” has the meaning given to such term in Section 6.3.

1.2    Other Definitions. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.

1.3    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

ARTICLE II.

PROVISION OF SERVICES

2.1    Engagement of Remora. Subject to the terms and conditions of this Agreement, RRI hereby engages Remora as an independent contractor, and Remora hereby agrees to provide or, with the approval of RRI, cause another Person to provide, the RRI Group with certain Services as directed by RRI, and to provide personnel and any facilities, goods and equipment necessary to perform the Services; provided, however, that the performance of the Services (or any part of the Services) by any such Person shall be treated as if Remora performed such Services itself. Notwithstanding the foregoing, nothing contained herein shall relieve Remora of its obligations hereunder.

2.2    Scope of Services. The “Services” shall consist of such services provided by Remora as RRI determines may be reasonable and necessary to operate the Business, including without limitation, those services described on Exhibit A.

2.3    Exclusion of Services. RRI may temporarily or permanently exclude any particular service from the scope of Services upon 45 days’ notice to Remora.

2.4    Appointment of Accounting Firm and Petroleum Engineers. Notwithstanding anything to the contrary in this Agreement, the Parties hereby recognize and agree that RRI, with the approval of the Board, shall have the exclusive authority to appoint an independent accounting firm to audit the financial statements of the RRI Group and independent petroleum engineers to provide reports to RRI relating to estimates of the RRI Group’s proved reserves associated with the Properties.

2.5    Prohibited Activities. Remora shall not undertake any activity that would (a) violate any applicable Law in any material respect that would result in adverse consequences for the RRI Group or (b) violate, in any material respect, any contracts, leases, orders, security instruments and other agreements to which, to Remora’s knowledge, a member of the RRI Group is bound.

2.6    No comingling of Assets; Remittance of Amounts Collected. To the extent Remora shall have charge or possession of any of the RRI Group’s assets in connection with the provision of the Services pursuant to this Agreement, Remora shall (a) hold such assets in the name and for the benefit of the appropriate member of the RRI Group and (b) separately maintain, and not commingle, such assets with any assets of Remora or any other Person. Remora shall remit to the applicable member of the RRI Group any and all amounts collected with respect to the Business within no later than 30 days of receipt of such amounts.

2.7    Authority of Remora.

(a)    Subject to the terms of this Agreement, Remora shall have the discretion and responsibility to determine the specific manner and means by which its employees, contractors, subcontractors, and other Persons acting on behalf of Remora perform the Services and the authority to control, oversee, and direct the performance and the details of the performance of the Services by its employees, contractors, subcontractors, and other Persons acting on behalf of Remora, subject to Remora’s obligations under this Agreement.

(b)    Without limiting the foregoing, Remora is not authorized hereunder to enter into or execute contracts, assignments, certificates, applications, authorizations, regulatory filings, or other documents or instruments in RRI’s name; provided, however, that nothing herein shall preclude RRI, at its sole discretion, from appointing Remora as its agent or attorney-in-fact from time to time for the purpose of executing and delivering instruments in connection with the consummation of transactions relating to the Properties.

2.8    Access and Use of Properties. To the extent reasonably necessary in order to provide the Services, the RRI Group shall provide Remora with reasonable access to the RRI Group’s properties and the RRI Group’s books and records with respect thereto, and shall reasonably cooperate with Remora to provide any and all documents and take such actions reasonably requested by Remora to enable it to provide the Services. Remora is hereby granted the right to access and use the RRI Group’s properties, and any equipment, fixtures, and other personal property thereon, for the purposes of providing the Services; provided, however, that any such access rights shall be exercised in a manner so as not to unreasonably interfere with the Business.

2.9    Independent Status. It is expressly acknowledged by the Parties that Remora is an “independent contractor” and nothing in this Agreement is intended nor shall be construed to create an employer/employee, joint venture or partnership relationship between the Parties, or to allow any Party to exercise control or direction over the other Party. Except as required in connection with the performance of the Services, neither Remora nor any agent, employee, servant, contractor or subcontractor of Remora or any of its Affiliates shall have the authority to bind the RRI Group to any contract, agreement or arrangement. The RRI Group shall not be liable for the salary, wages or benefits, including workers’ compensation insurance and unemployment insurance, of any employee, agent, servant, contractor or subcontractor of Remora or its Affiliates by virtue of this Agreement.

2.10    Devotion of Time. Remora agrees to devote such time as shall be reasonably necessary for it to perform the Services hereunder in accordance with the standard specified in Section 3.1.

2.11    Maintenance of Qualified Staff and Personnel. Remora covenants and agrees that it will at all times retain and have available to the RRI Group during the term of this Agreement a professional staff which will have adequate experience and competency to allow Remora to discharge properly its duties and functions hereunder in accordance with the standard specified in Section 3.1, including engineers and other technical personnel, accountants and secretarial and clerical personnel. Remora shall employ reasonable efforts to maintain the number of personnel performing Services hereunder at the optimum level and to keep them organized in a manner that will afford cost effective and efficient day-to-day operation, or the management thereof, of the Business.

ARTICLE III.

STANDARD OF CARE

3.1    Standard of Performance. Remora shall provide the applicable Services (i) using at least the same level of care, quality, prudence, timeliness and skill in providing the Services as it employs for itself and its Affiliates and no less than the same degree of care, quality, prudence, timeliness and skill as its respective past practice in performing like services for itself and its Affiliates in connection with the ownership or operation of any part of the RRI Assets during the one (1) year period prior to the Closing Date, and (ii) in any event, (a) using that degree of care, diligence and skill that a reasonably prudent Person involved in the Business would exercise, and (b) in compliance with all applicable Governmental Approvals and Laws.

3.2    Procurement of Goods and Services. To the extent that Remora is permitted to arrange for contracts with Third Parties for goods and services in connection with the provision of the Services, it shall use commercially reasonable efforts (i) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (ii) to obtain from such Third Parties such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.

3.3    Protection from Liens. Remora shall not permit any liens, encumbrances or charges upon or against any of the Properties arising from the provision of Services or materials under this Agreement except as approved, or consented to, by RRI.

3.4    Insurance. During the Term of this Agreement, Remora shall obtain and maintain from insurers, who are reliable and acceptable to RRI and authorized to do business in the respective state or states or jurisdictions in which Services are to be performed by Remora, insurance coverage in the types and minimum limits as the Parties determine to be appropriate and as is consistent with standard industry practice and Remora’s past practices. Remora agrees upon RRI’s request from time to time or at any time to provide RRI with certificates of insurance evidencing such insurance coverage and, upon request of RRI, shall furnish copies of such policies. Except with respect to workers’ compensation coverage, the policies shall name RRI as an additional insured and shall contain waivers by the insurers of any and all rights of subrogation to pursue any Claims or causes of action against each member of the

RRI Group. The policies shall provide that they will not be cancelled or reduced without giving RRI at least 30 days’ prior written notice of such cancellation or reduction. The insurance policies and coverages shall be reviewed with the Board at least annually, beginning with the first Board meeting following the Closing Date.

3.5    Intellectual Property.

(a)    If Remora uses or licenses intellectual property owned by Third Parties in the performance of the Services, Remora shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with the Services.

(b)    Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, in each case by Remora, its Affiliates or its or their employees in connection with the performance of the Services shall be the property of the RRI Group. Remora shall have no right or interest in any such intellectual property, but may use such intellectual property to perform Services hereunder, all in accordance with the limitations, duties and obligations imposed by this Agreement.

3.6    Competition. Subject to Article VI, and Remora’s obligation to perform the Services in accordance with the standard specified in Section 3.1, Remora and its respective Affiliates are and shall be free to engage in any business activity whatsoever, including those activities that may be in direct competition or conflict with the RRI Group. The RRI Group recognizes that Remora is not performing Services under this Agreement on an exclusive basis, and that employees of Remora may be providing similar services to others, including their Affiliates.

ARTICLE IV.

REMORA REIMBURSEMENT; CONTINUING OBLIGATIONS

4.1    Remora Reimbursement.

(a)    On or before the 25th day following the end of each calendar month, Remora Holdings shall pay Remora, with respect to any Services provided by Remora, during such calendar month, the monthly service fee of $125,000 (the “Service Fee”). In addition to the Service Fee, Remora Holdings shall reimburse Remora on or before the 25th day following the end of each calendar month, the costs and expenses incurred by Remora (and billed to Remora pursuant to Section 4.1(b)) that are directly attributable to the provision of the Services during such calendar month, including costs for engaging Third Parties such as consultants, reservoir engineers, attorneys and accountants; provided, however that Remora shall not be entitled to any such costs and expenses exceeding the Annual Budget unless approved by the Board. On January 1, 2019 and each January 1st thereafter, the Service Fee shall be increased by the percentage increase in the Consumer Price Index – All Urban Consumers, U.S. City Average, Not Seasonally Adjusted (the “CP Index”). In making such adjustment, the Service Fee shall be increased by the CP Index for the prior year period based on the most recent information available from the U.S. Department of Labor.

(b)    On or before the 15th day following the end of each calendar month, Remora shall provide Remora Holdings with an invoice for the costs and expenses described in Section 4.1(a) relating to such calendar month. Remora’s invoices therefor shall each provide reasonably detailed documentation supporting such costs and expenses.

(c)    In the event that this Agreement is terminated during a calendar month pursuant to Section 7.2, the amount of the Service Fee for such calendar month shall be based upon the pro rata portion of the Service Fee that shall have accrued during such month up to and including the termination date.

4.2    Taxes.

(a)    The RRI Group shall be responsible for all Applicable Taxes imposed as a result of the RRI Group’s receipt of Services under this Agreement, including any Taxes that the RRI Group is required to withhold or deduct from payments to Remora, except any Income Taxes imposed upon Remora.

(b)    The RRI Group is liable for and will indemnify and hold harmless Remora from all Applicable Taxes assessed, levied or imposed by any Tax Authority on the provision of Services by Remora to the RRI Group. Remora shall collect from the RRI Group any Applicable Tax that is due on the Services it provides to the RRI Group and shall pay such Applicable Taxes so collected to the appropriate Tax Authority.

(c)    Subject to the terms of the LLC Agreement and the authority of the Company Representative described therein, Remora shall (a) prepare and timely file (or cause to be prepared and timely filed) all Tax Returns relating to Applicable Taxes and shall timely pay (or cause to be timely paid) all Applicable Taxes, in each case in accordance with applicable Law, and (b) be permitted to make, change, or revoke any tax election with respect to Applicable Taxes. The RRI Group and Remora shall cooperate in connection with the filing of such Tax Returns, the payment of such Applicable Taxes, and the making, changing, or revoking of such tax elections.

(d)    If Remora deems any Applicable Tax excessive or illegal, Remora may, and shall if requested by the RRI Group, contest or appeal any such Applicable Tax in accordance with any applicable Law regarding the same. If at any time payment of the contested Applicable Tax shall become necessary to prevent the delivery of a tax lien or tax deed with respect to the assets of the RRI Group because of nonpayment or other adverse impact upon such assets, Remora shall pay the contested Applicable Tax, and any interest or penalties or additions to tax thereon, in sufficient time to prevent the delivery of any tax deed or other adverse impact.

(e)    Subject to Article 10 of the LLC Agreement, the Parties agree that (a) the Company Representative shall be responsible for all matters with respect to Applicable Taxes of Remora Holdings, including the exclusive right and sole authority to act on behalf of Remora Holdings in any audit or tax-related proceeding, and the responsibility to prepare, or cause to be prepared, all federal, state, and local tax returns required to be filed with respect to Remora Holdings and (b) to the extent Remora is given the responsibility over tax matters of Remora Holdings pursuant to the terms of the Agreement, Remora shall act on behalf of, as an agent of, and subject to the authority of, the Company Representative in all respects.

4.3    Disputed Charges.

(a)    RRI MAY TAKE WRITTEN EXCEPTION TO ANY CHARGE INCLUDED IN SUCH INVOICE FROM REMORA ON THE GROUND THAT THE SAME WAS NOT A REASONABLE COST OR EXPENSE INCURRED BY REMORA IN CONNECTION WITH THE PROVISION OF SERVICES. RRI SHALL NEVERTHELESS PAY REMORA IN FULL WHEN DUE THE INVOICED AMOUNT. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF RRI TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO HAVE BEEN PAYABLE TO REMORA IN CONNECTION WITH THE PROVISION OF SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED PROMPTLY BY REMORA TO RRI TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE.

(b)    If, within 20 days after receipt of any written exception pursuant to Section 4.4(a), RRI and Remora have been unable to resolve any dispute, and if such dispute relates to whether amounts were properly charged or Services actually performed, either of RRI or Remora, as applicable, may submit the dispute to an independent, third-party auditing firm that is mutually agreeable to the RRI Group, on the one hand, and Remora, on the other hand. The Parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the applicable Parties.

ARTICLE V.

INDEMNIFICATION; LIMITATIONS

5.1    Indemnification by Remora. Remora hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS each member of the RRI Group and their respective members, partners and Affiliates and each of their respective officers, managers, directors, employees and agents (each, an “RRI Indemnified Party”) from any and all threatened or actual claims, demands, causes of action, suits, Proceedings, losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys’ fees and court costs (collectively, “Liabilities”), incurred by, imposed upon or rendered against one or more of the RRI Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Liabilities are in respect of or arise from (a) the gross negligence or willful misconduct in Remora acting or omitting to act in providing Services, (b) any and all direct or indirect claims, demands, actions, causes of action, suits, right of recovery for any relief or damages, debts, accounts, damages, costs, losses, liabilities, and expenses (including interest, court costs, attorneys’ fees and expenses, and other costs of defense), of any kind or nature (each, a “Claim”), by a Third Party relating to the gross negligence or willful misconduct of Remora in acting or omitting to act in providing Services or (c) a breach by Remora of the representations or warranties set forth in Section 10.2, PROVIDED THAT REMORA SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE RRI INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY RRI INDEMNIFIED PARTY.

5.2    Indemnification by the RRI Group. Each member of the RRI Group hereby agrees to jointly and severally DEFEND, INDEMNIFY AND HOLD HARMLESS Remora and its respective members, partners and Affiliates and their respective officers, managers, directors, employees and agents (each, a “Remora Indemnified Party” and, collectively with the RRI Indemnified Parties, each an “Indemnified Party”) from any and all Liabilities, incurred by, imposed upon or rendered against one or more of the Remora Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Liabilities are in respect of or arise from Claims by a Third Party relating to (a) any acts or omissions of the Remora Indemnified Parties in connection with acting or omitting to act in providing Services, solely to the extent that (i) such acts or omissions were performed for the benefit of any member of the RRI Group, and (ii) such Services were not performed in accordance with the standard of performance set forth in Section 3.1, (b) the RRI Group’s gross negligence or willful misconduct, or (c) a breach by RRI or Remora Holdings of the representations or warranties set forth in Section 10.1, PROVIDED THAT THE RRI GROUP SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE REMORA INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY REMORA INDEMNIFIED PARTY.

5.3    Negligence; Strict Liability. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 5.1 AND 5.2, THE DEFENSE AND INDEMNITY OBLIGATION IN SECTIONS 5.1 AND 5.2 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PREEXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT. THE PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE ‘EXPRESS NEGLIGENCE RULE’ TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

5.4    Exclusion of Damages; Disclaimers.

(a)    NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 5.4(a) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTIONS 5.1 AND 5.2 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTIONS 5.1 AND 5.2.

(b)    OTHER THAN AS SET FORTH IN SECTION 3.1, REMORA DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR RRI FOR THE BENEFIT OF THE RRI GROUP, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER REMORA KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING. HOWEVER, IN THE CASE OF OUTSOURCED SERVICES PROVIDED SOLELY FOR RRI, IF THE THIRD-PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO RRI, RRI IS ENTITLED TO CAUSE REMORA TO RELY ON AND TO ENFORCE SUCH WARRANTY.

ARTICLE VI.

CONFIDENTIALITY

6.1    Non-disclosure of Confidential Information. Remora shall maintain the confidentiality of all Confidential Information; provided, however, that Remora may disclose such Confidential Information (i) to its Affiliates to the extent deemed by Remora to be reasonably necessary or desirable to enable it to perform the Services; provided, that Remora shall be responsible for any such Affiliate’s use of such Confidential Information in contravention of this Section 6.1; (ii) in any judicial or alternative dispute resolution Proceeding to resolve disputes between Remora and the RRI Group arising hereunder; (iii) to the extent disclosure is legally required under applicable Laws (including applicable securities and Tax Laws); provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, Remora shall, if requested by RRI, seek a protective order or other relief to prevent or reduce the scope of such disclosure; (iv) if authorized by RRI; and (v) to the extent such Confidential Information becomes publicly available other than through a breach by Remora of its respective obligations arising under this Section 6.1. Remora acknowledges and agrees that (i) the Confidential Information is being furnished to it for the sole and exclusive purpose of enabling it to perform the Services and (ii) the Confidential Information may not be used by it for any other purpose.

6.2    Non-Disclosure of Acquisition Information.

(a)    Except as provided in Section 6.2(b), RRI shall maintain the confidentiality of all Acquisition Information. RRI acknowledges and agrees that (i) the Acquisition Information is being furnished to RRI for the sole and exclusive purpose of enabling it to make Acquisitions and (ii) the Acquisition Information may not be used by it for any other purpose.

(b)    RRI may disclose Acquisition Information (i) to third-party advisors of RRI to the extent deemed by RRI to be reasonably necessary or desirable to enable it to evaluate or consummate an Acquisition; (ii) in any judicial or alternative dispute resolution Proceeding to resolve disputes between RRI or the RRI Group and Remora arising hereunder; (iii) to the extent disclosure is legally required under applicable Laws (including applicable securities and Tax Laws) or any agreement to which any member of the RRI Group is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, RRI shall, if requested by Remora, seek a protective order or other relief to prevent or reduce the scope of such disclosure; (iv) to RRI’s and the RRI Group’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom RRI or the RRI Group may enter into contractual relationships, to the extent deemed by RRI to be reasonably necessary or desirable to enable it to evaluate or cause the consummation of the related Acquisition; provided, however, that RRI shall require such Person to agree to maintain the confidentiality of the Acquisition Information so disclosed; (v) if authorized by Remora; and (vi) to the extent such Acquisition Information becomes publicly available other than through a breach by RRI of its obligation arising under this Section 6.2.

6.3    Ownership of Work Product. The work produced by Remora under the terms of this Agreement, including, without limitation, all workpapers, drafts, notes, reports, extracts and other written or electronic recordings, developed in connection with the performance of Services hereunder (“Work Product”), shall be the property of the RRI Group. Remora shall have no right or interest in any such Work Product, but may use such Work Product to perform Services hereunder, all in accordance with the limitations, duties and obligations imposed by this Agreement, including this Article VI.

6.4    Remedies and Enforcement. Each of the Parties acknowledges and agrees that a breach by it of its obligations under this Article VI would cause irreparable harm to the other Parties and that monetary damages would not be adequate to compensate the harmed Parties. Accordingly, the breaching Parties agree that the harmed Parties shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by the breaching Parties, without the necessity of posting bond or other security. Each of the harmed Parties’ right to equitable relief shall be in addition to other rights and remedies available to the harmed Parties for monetary damages or otherwise.

ARTICLE VII.

TERM AND TERMINATION

7.1    Term. Unless terminated earlier pursuant to Section 7.2, this Agreement shall remain in force and effect for a term of 10 years.

7.2    Termination.

(a)    This Agreement may be terminated by any Party at any time without penalty by giving notice of such termination to the other Parties. Any termination under this Section 7.2(a) shall become effective one hundred eighty (180) days after delivery of such notice, or such time (not to exceed the first anniversary of the delivery of such notice) as may be agreed upon by the Parties.

(b)    This Agreement may be terminated at any time by Remora upon RRI’s material breach of this Agreement, if (a) such breach is not remedied within 45 days (or 30 days in the event of material breach arising out of a failure to make payment hereunder) after RRI’s receipt of written notice thereof, or such longer period as is reasonably required to cure such breach, provided that RRI commences to cure such breach within such applicable period and proceeds with due diligence to cure such breach, and (b) such breach is continuing at the time notice of termination is delivered to RRI.

(c)    This Agreement may be terminated at any time by RRI upon Remora’s material breach of this Agreement, if (a) such breach is not remedied within 45 days after Remora’s receipt of RRI’s written notice, provided that if such breach is capable of being cured and Remora commences to cure such breach within such 45-day period and proceeds with due diligence to cure such breach, such 45-day period shall be extended for up to an additional 30 days for so long as Remora is diligently pursuing such cure.

7.3    Effect of Termination. If this Agreement is terminated in accordance with Sections 7.1 or 7.2, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement, (b) liabilities and obligations that have accrued prior to such termination, and (c) the obligation to pay any portion of amounts payable under Article IV that have accrued prior to such termination, even if such amounts have not become due and payable at that time.

7.4    Survival. The provisions of Article IV (with respect to unpaid amounts due hereunder), Section 4.4, Article V, Article VI, Article VIII and Article XI shall survive any termination of this Agreement.

ARTICLE VIII.

AUDIT RIGHTS

8.1    Audit Rights. At any time during the Term and for one year thereafter, RRI shall have the right to review and, at RRI’s expense, to copy, the books and records maintained by Remora relating to the provision of the Services. In addition, to the extent necessary to verify the performance by Remora of its obligations under this Agreement, RRI shall have the right, at RRI’s expense, to audit, examine and make copies of or extracts from the books and records of Remora (the “Audit Right”). RRI may exercise the Audit Right through such auditors as RRI may determine in its sole discretion. RRI shall (i) exercise the Audit Right only upon reasonable written notice to Remora and during normal business hours and (ii) use its reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to Remora.

ARTICLE IX.

FORCE MAJEURE

9.1    Force Majeure. Remora shall not be liable for any expense, loss or damage whatsoever arising out of any interruption of Services or delay or failure to perform under this Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, fires, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of Remora. In any such event, Remora’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Remora will promptly notify the RRI Group, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, Remora will use commercially reasonable efforts to resume its performance with the least practicable delay.

ARTICLE X.

REPRESENTATIONS AND WARRANTIES

10.1    Representations and Warranties of RRI and Remora Holdings. Each of RRI and Remora Holdings represents and warrants to Remora that on and as of the date hereof:

(a)    It is duly organized and validly existing under the Laws of the State of Delaware, with power and authority to carry on the business in which it is engaged and to perform its obligations under this Agreement.

(b)    This Agreement has been executed and delivered in accordance with any corporate governance requirements of RRI and Remora Holdings.

(c)    It has all the requisite corporate or limited liability company, as the case may be, power and authority to enter into this Agreement and perform its obligations hereunder.

(d)    Its execution, delivery and performance of this Agreement will not violate (i) any of the provisions of its organizational documents, (ii) any agreements pursuant to which it or its property is bound, or (iii) any Laws, except with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a material adverse effect on the RRI Group, taken as a whole.

(e)    This Agreement is valid, binding, and enforceable against it in accordance with its terms subject to bankruptcy, moratorium, insolvency, and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of Law or equity).

(f)    There is no Proceeding pending or, to the best of RRI’s and Remora Holdings’ knowledge, threatened against or affecting the RRI Group before any Governmental Authority that could reasonably be expected to materially adversely affect the ability of RRI or Remora Holdings to perform its obligations under this Agreement.

10.2    Representations and Warranties of Remora. Remora represents and warrants to RRI and Remora Holdings that on and as of the date hereof:

(a)    It is duly organized and validly existing and in good standing under the Laws of the State of Texas, with power and authority to carry on the business in which it is engaged and to perform its obligations under this Agreement.

(b)    This Agreement has been executed and delivered in accordance with any corporate governance requirements of Remora.

(c)    It has all the requisite limited partnership power and authority to enter into this Agreement and perform its obligations hereunder.

(d)    Its execution, delivery and performance of this Agreement will not violate (i) any of the provisions of its organizational documents, (ii) any agreements pursuant to which it or its property is bound, or (iii) any Laws, except with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a material adverse effect on Remora or its Subsidiaries, taken as a whole.

(e)    This Agreement is valid, binding, and enforceable against it in accordance with its terms subject to bankruptcy, moratorium, insolvency, and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of Law or equity).

(f)    There is no Proceeding pending or, to the best of Remora’s knowledge, threatened against or affecting Remora before any Governmental Authority that could reasonably be expected to materially adversely affect the ability of Remora to perform its obligations under this Agreement.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

11.1    Notices. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given (a) by depositing such notices, requests or consents in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested, (b) by delivering such notice in person, (c) or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 10.1.

If to Remora:	Remora Petroleum, L.P. Attn: George B. Peyton V 807 Las Cimas Parkway, Suite 275 Austin, Texas 78746 Telephone: (512) 579-3590 Email: george@remorapetroleum.com

If to any member of the RRI Group:

c/o Remora Royalties, Inc. Attn: George B. Peyton V 807 Las Cimas Parkway, Suite 275 Austin, Texas 78746 Telephone: (512) 579-3590 Email: george@remorapetroleum.com

11.2    Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the Laws of the State of Texas, excluding any conflicts-of-Law rule or principle that might refer the construction or interpretation of this Agreement to the Laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Austin, Texas.

11.3    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

11.4    Jointly Drafted. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties, and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.

11.5    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

11.6    Assignment. This Agreement may not be assigned by any Party without the prior written consent of all the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.7    No Third-Party Beneficiaries. Nothing in this Agreement (except as specifically provided in Article V) shall provide any benefit to any third party or entitle any third party to any Claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract except as set forth above.

11.8    Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership or joint venture or give rise to any fiduciary or similar relationship of any kind.

11.9    Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

11.10    Amendment or Modification. This Agreement may be amended, restated or modified from time to time only by the written agreement of all of the Parties.

11.11    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

11.12    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

11.13    Withholding or Granting of Consent. Except as expressly provided to the contrary in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

11.14    Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

11.15    No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of Remora, RRI, Remora Holdings or any of their respective Affiliates.

11.16    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and to be effective as of, the Closing Date.

“REMORA”

REMORA PETROLEUM, L.P.

By:
Name:	[●]
Title:	[●]

“RRI”

REMORA ROYALITES, INC.

By:
Name:	[●]
Title:	[●]

“REMORA HOLDINGS”

REMORA HOLDINGS, LLC

By:
Name:	[●]
Title:	[●]

EXHIBIT A

Description of Services

Services to be provided by Remora, as determined by RRI, include without limitation, the following:

Accounting;

Acquisition Services and Evaluation;

Administrative;

Audit;

Benefits, Compensation and Human Resources Administration;

Billing and Invoices;

Bonds (performance, appeal, environmental and surety);

Books and Record Keeping;

Budget;

Business Development/Deal Sourcing and Negotiations

Cash Management;

Consulting;

Corporate Finance;

Corporate Governance and Compliance;

Credit and Debt Administration;

Employee Health and Safety;

Engineering;

Environmental;

Financial, Planning and Analysis;

Geological and Geophysical;

Government and Public Relations;

Hedging and Derivatives;

Identify, Evaluate and Recommend Acquisition Opportunities

Information Technology;

Insurance;

Investor Relations;

Legal;

Land Administration;

Management;

Office Leasing;

Operations;

Payroll;

Property Management;

Purchasing and Materials Management;

Regulatory Management;

Reservoir Engineering;

Risk Management;

Security;

Service Contracts;

SEC Reporting and Compliance;

Tax;

Technical;

Travel; and

Treasury